Exhibit 99.1

ITG

FOR IMMEDIATE RELEASE	Contact:

Howard C. Naphtali

Chief Financial Officer

(212) 444-6160

ITG RELEASES SEPTEMBER 2004 U.S. TRADING STATISTICS

NEW YORK, NY, October 7, 2004 – Investment Technology Group, Inc. (“ITG”) (NYSE: ITG) today announced that U.S. trading volume was 1.9 billion shares for the month ended September 30, 2004, averaging 82 million shares per day. This compares to 1.5 billion shares (74 million per day) in August 2004 and 1.6 billion shares (85 million per day) in September 2003.

For the month ended September 30, 2004, U.S. trading volumes were 511 million shares for POSIT®, 982 million shares for Client-Site Trading Products and 399 million shares for the Electronic Trading Desk. There were 23 trading days in September 2004, compared to 20 trading days in August 2004 and 19 trading days in September 2003.

Monthly volume statistics are preliminary and, accordingly, may be revised in subsequent updates and public filings. Volume statistics are posted on ITG’s Web site, http://www.itginc.com, and are also available via a downloadable spreadsheet file.

Please note that, commencing with the month and quarter ending September 30, 2004, ITG has changed its reporting calendar so that both monthly trading statistics and quarterly earnings reflect all activities through the last day of each month. Previously, our monthly cutoff had been the last Friday of each month to conform with that of our clearing provider.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	POSIT	Client Site Trading Products	Electronic Trading Desk	Total U.S. Volume	Average U.S. Daily Volume

September:	23	511,182,312	981,875,103	399,248,066	1,892,305,481	82,274,151

Year-to-Date:	188	4,137,349,844	7,712,044,122	3,215,165,888	15,064,559,854	80,130,638

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ABOUT ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG’s services help clients to access liquidity, execute trades more efficiently and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new

Boston • Dublin • Hong Kong • London • Los Angeles • Melbourne • New York • Sydney • Tel Aviv • Toronto

products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.